Exhibit xiv
McCORMICK & COMPANY, INC.
2022 OMNIBUS INCENTIVE PLAN
TERMS OF NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
The following terms and conditions apply to non-qualified stock options granted under the 2022 Omnibus Incentive Plan by McCORMICK & COMPANY, INC., a Maryland corporation, with its principal offices in Baltimore County, Maryland (hereinafter called the “Company”).
RECITALS
WHEREAS, the Board of Directors of the Company (the “Board”) believes that the interests of the Company and its stockholders will be advanced by encouraging its directors to become owners of common stock of the Company (“Shares”); and
WHEREAS, the Board approved and adopted the Company’s 2022 Omnibus Incentive Plan (the “Plan”) on January 25, 2022, effective March 30, 2022, subject to the approval of the Company’s stockholders; and
WHEREAS, the Company’s stockholders approved the Plan on March 30, 2022; and
WHEREAS, one of the purposes of the Plan is to provide an inducement to the members of the Board (each a “Director”) to acquire Shares; and
WHEREAS, the Board has authorized and approved the grant of an option to each non-employee member of the Board pursuant to the Plan, this Award Agreement and the terms described on the Screen (defined below);
NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements set forth below, the terms of this Award and this Award Agreement consist of the following:
1.Grant of Options
Details of the Director’s non-qualified stock option, including the grant date, number of Shares, award price, and vesting schedule, are described on the screen captioned “Grants & Awards” on the Computershare website (the “Screen”). On the grant date specified on the Screen, the Company granted a non-qualified stock option to the Director to purchase the number of Shares identified as “Options Granted” at the price per Share specified under “Award Price” (this “Award” or this “option”). In order to exercise this option, the Director may (i) make a cash payment, (ii) surrender Shares owned by the Director having a market value equal to the Award Price and related taxes for the number of Shares to be purchased pursuant to the exercise of all or part of this option, or (iii) authorize the Company to withhold a sufficient number of Shares underlying this option, based on the market value of such Shares on the date of exercise, to pay the Award Price and related taxes and to issue the remaining number of such

Shares to the Director (i.e., a “net withholding exercise”). The option granted hereunder shall be exercisable, except as otherwise provided herein, in accordance with the vesting schedule provided on the Screen until this option expires on the date provided on the Screen (the “Expiration Date”).
2.Restrictions on Transfer of Options
(a)Except as hereinafter provided, this option is not transferable by the Director and is exercisable during the Director’s lifetime only by the Director. This option may be transferred by the Director pursuant to a will or as otherwise permitted by the laws of descent and distribution. In addition, the Director may transfer all or any part of this option, “not for value” (as such phrase is defined in the Plan), to any Family Member.
(b)Except as otherwise provided in Section 2(a), the option herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of said option or of any right or privilege conferred hereby contrary to the provisions hereof or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, this option and the rights and privileges conferred hereby shall immediately become null and void.
3.Vesting and Exercisability of Options
(a)Post-Service Exercise Period
Subject to the provisions of Section 3(b) (Disability or Death), Section 3(c) (Voluntary Cessation of Service), and Section 3(d) (Change in Control Removal), all rights to exercise this option shall terminate thirty (30) days after the Director ceases to serve as a member of the Board.
(b)Disability or Death
If the Director ceases to serve as a member of the Board on account of Disability or death, any unvested portion of this option shall immediately become vested and the Director (or in the event of the Director’s death, the Director’s personal representative) may exercise this option, in full or in part, until the Expiration Date, regardless of the restrictions that might otherwise apply with respect to the Options Granted.
(c)Voluntary Cessation of Service
If at any time the Director voluntarily ceases to serve as a member of the Board (e.g., on account of retirement or otherwise deciding to step down or not stand for re-election), the Director may exercise this option following that voluntary cessation of service (to the extent the option is vested in accordance with the vesting schedule described in Section 1 (Grant of

Options) as of the last date of Board service) until the Expiration Date, regardless of the restrictions that might otherwise apply with respect to the Options Granted.
(d)Change in Control Removal
If the Director ceases to be a member of the Board in connection with a Change in Control:
(i)any “in-the-money” Outstanding Options held by the Director immediately before such cessation of services in connection with a Change in Control (other than options granted after the Change in Control) shall, to the extent outstanding at the time of the cessation of services, immediately become 100% vested; and
(ii)any Outstanding Options held by the Director immediately before such cessation of services in connection with a Change in Control that are not in-the-money will be canceled immediately.
The Committee also may accord any Director a right to refuse any acceleration of exercisability, vesting, or benefits, in such circumstances as the Committee may approve.
For purposes of this Award Agreement, “in-the-money” means that the fair market value of a Share immediately before the Change in Control exceeds the Award Price per Share of the applicable option.
In no event may this option, or any outstanding options previously granted (collectively, the “Outstanding Options”), be exercised after the Expiration Date. An exercise of this option with respect to a portion of the Shares to which it relates shall not preclude a subsequent exercise as to any remaining part on or before the Expiration Date.
4.Issuance of Shares
The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased upon the exercise of the option herein granted unless and until the offering and sale of the Shares represented thereby may legally be made under the Securities Act of 1933, as amended, and the applicable rules and regulations of the U.S. Securities and Exchange Commission.
5.Dividend, Voting, and Other Rights
The Director shall not have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable upon the exercise of the option herein granted unless and until such Shares have been issued and delivered.

6.Investment Purpose
The Company may require the Director to agree that any Shares purchased upon the exercise of this option shall be acquired for investment and not for distribution and that each notice of the exercise of any portion of this option shall be accompanied by a written representation that the Shares are being acquired in good faith for investment and not for distribution.
7.Successor
This Award shall be binding upon and inure to the benefit of any successor or successors of the Company.
8.Compliance with Law
The Company shall make reasonable efforts to comply with all applicable federal and state securities laws. Notwithstanding any other provision of this Award Agreement, the Company shall not be obligated to issue any Shares pursuant to this Award Agreement if the issuance thereof would result in a violation of any law.
9.Withholding
The Company shall, in its discretion, have the right to deduct or withhold from payments of any kind otherwise due to the Director, or require the Director to remit to the Company, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city, or other jurisdiction, including income taxes, capital gain taxes, transfer taxes, and social security contributions that are required by law to be withheld with respect to the Plan, the grant or exercise of stock options, the payment of Shares or cash under this Award Agreement, the sale of Shares acquired hereunder, and/or the payment of dividends on Shares acquired hereunder, as applicable. A sufficient number of Shares resulting from the exercise of this option may be retained by the Company to satisfy any tax withholding obligation.
10.No Right to Continue as Director
Neither the Plan, this Award Agreement, the grant of stock options, the payment of Shares or cash under this Award Agreement, the sale of Shares acquired hereunder, and/or the payment of dividends on Shares acquired hereunder, as applicable, gives the Director any right to continue to be a director of the Company or limits, in any way, the right of the Company to change the Director’s compensation at any time for any reason not specifically prohibited by law.
11.Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Director’s consent to participate in the Plan by electronic means. The Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
12.Governing Law and Venue
All disputes arising in respect of the Award or the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, United States of America, as provided in the Plan, without regard to such state’s conflict of laws rules. For purposes of litigating, if any dispute arises directly or indirectly from the relationship of the parties evidenced by this Award or otherwise in respect of this Award Agreement the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maryland and agree that such litigation shall be conducted only in the courts of Baltimore County, Maryland, and no other courts where the grant or payment of this Award is made and/or to be performed.
13.Severability
Each of the provisions (or portion thereof) of this Award Agreement is intended to be separate and severable. If any provision (or portion thereof) (including a waiver) of this Award Agreement is found to be illegal, invalid, or unenforceable, then, to the fullest extent permitted by law, such provision (or portion thereof) shall not be voided, but shall be recast so as to be enforced to the maximum extent permissible under applicable law while taking into account the original intent and effect of the provision (or portion thereof), and the remainder of this Award Agreement shall remain in full force and effect. Any prohibition or unenforceability of any provision of this Award Agreement in any jurisdiction shall not invalidate or render unenforceable such provision(s) in any other jurisdiction. It is expressly understood and agreed that, although the parties consider the restrictions contained in this Award Agreement to be reasonable, if a final determination is made by a government agency, a court of competent jurisdiction, or any arbitrator or other tribunal that the time or territory or any other restriction contained in the Award Agreement is unenforceable against a party hereto, the provisions of this Award Agreement shall, to the fullest extent permitted by law, be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator or tribunal may determine or indicate to be enforceable.
14.Imposition of Other Requirements
The Company reserves the right to impose other requirements on the Director’s participation in the Plan, on this option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require the Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.Relation to Plan
This Award Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency or conflict between this Award Agreement and the Plan, the Plan shall govern. The Plan and this Award Agreement shall be administered by the Committee in accordance with the provisions of section 4 of the Plan. Except as expressly provided in this Award Agreement, capitalized terms used herein shall have the meanings ascribed to them in the Plan or on the Screen.
16.Acceptance of Award
The Director shall be deemed to have accepted this Award unless the Director provides written notice to the Company, within thirty (30) business days following the Grant Date, stating that the Director does not wish to accept the Award. Notices should be directed to Investor Services at global_total_rewards@mccormick.com, or to McCormick & Company, Inc. Attn: Global Total Rewards, 24 Schilling Road, Suite 1, Hunt Valley, MD 21031. By accepting this Award Agreement, the Director agrees to be bound by the terms and conditions set forth herein and agrees and acknowledges that:
(a)All unexercised options previously granted to the Director and all Options Granted under this Award Agreement are subject to the clawback and recoupment provisions described in section 16(g) of the Plan.
(b)The grant of this option, and any future options under the Plan, are entirely voluntary, and at the complete discretion of the Company. Neither the grant of this option, nor any future grant of an option by the Company, shall be deemed to create any obligation to grant any other options, whether or not such a reservation is explicitly stated at the time of any such grant.
(c)The Board has the right, at any time, to amend, suspend, discontinue, or terminate the Plan, this Award, and/or this Award Agreement; provided, that the Director’s consent to such action shall be required unless the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Director’s rights under the Plan.
(d)Neither the Company nor any member of the Board or of the Committee shall have any liability of any kind to the Director for any action taken or not taken in good faith under the Plan; for any change, amendment, or cancellation of the Plan or this option; or for the failure of this option to realize intended tax consequences or to comply with any other law, compliance with which is not required on the part of the Company.
(e)The Director has reviewed the Plan, this Award Agreement, and the Screen in their entirety; has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement; and fully understands all provisions of the Plan, this Award Agreement, and the Screen.

(f)The Director fully understands that, notwithstanding any other provision in this Award Agreement, nothing in this Award Agreement prohibits the Director from making any communication the Director is permitted to make by law to the extent the law would override any contrary restrictions on such communication in this Award Agreement. For example, nothing in this Award Agreement prohibits the Director from reporting possible violations of law to a responsible government authority or requires the Director to seek authorization from the Company or to notify the Company if the Director makes such reports.